Exhibit 99.1

Passage Bio Reports Fourth Quarter and Full-Year 2022 Financial Results and Provides Recent Business Highlights

●	Presented additional interim data at 19th Annual WORLDSymposium™ showing PBGM01 continued to demonstrate a biological effect in first six patients in Imagine-1 study for GM1 gangliosidosis; initial safety and biomarker data from Cohort 4 expected in mid-2023
●	Planned expansion of Imagine-1 study to treat patients at a higher dose; expect to dose first patient in second half of 2023
●	Plan to report initial safety and biomarker data from Cohort 1 of global upliFT-D trial for frontotemporal dementia in the second half of 2023
●	Ended 2022 with strong cash position; cash runway into the first half of 2025
●	Management to host conference call today at 8:30 a.m. ET

PHILADELPHIA – March 6, 2023 – Passage Bio, Inc. (Nasdaq: PASG), a clinical-stage genetic medicines company focused on developing transformative therapies for central nervous system (CNS) disorders, today reported financial results for the fourth quarter and full-year ended December 31, 2022 and provided recent business highlights.

“We recently presented encouraging interim safety, biomarker and efficacy data on PBGM01 in the first 3 cohorts in our Imagine-1 study for GM1 gangliosidosis, giving us further confidence that PBGM01 continues to exert a biological effect across infantile GM1 patients. We look forward to continuing to generate data with a planned Cohort 4 data readout expected mid-year, and based on the promising data we’ve seen so far, expanding the study to treat patients at an even higher dose,” said William Chou, M.D., chief executive officer of Passage Bio. “We are also pleased to report that enrollment efforts are well underway in our upliFT-D trial in FTD, and we expect to report initial safety and biomarker data from Cohort 1 in the second half of this year. 2023 is an exciting year for Passage as we focus on operational execution and generation of clinical data across our two lead programs. We are supported by a strong balance sheet with cash runway into the first half of 2025 and remain committed to generating value for both patients and stakeholders as we work to develop life transforming therapeutics for devastating CNS disorders.”

Recent Highlights

●	Presented interim data at 19th Annual WORLDSymposium™ showing continued biological effect of PBGM01 in all 6 patients in Cohorts 1-3 in Imagine-1 study: Interim efficacy data showed administration of PBGM01 resulted in stabilization of MRI severity scores in all treated patients through 6 to twelve months of follow-up. Interim biomarker data showed PBGM01 administration led to decreases in β-Gal substrate Dp5 levels in urine, an exploratory biomarker for peripheral β-Gal activity. These data build upon the interim data reported by the company in December 2022, which showed PBGM01 administration was well tolerated and had a favorable safety profile and led to dose dependent increases in CSF β-Gal activity and dose dependent decreases in CSF GM1 ganglioside levels.
●	Plan to expand dose escalation portion of Imagine-1 study to treat patients at a higher dose of PBGM01 to inform registrational dose selection: Based on the favorable safety profile of PBGM01 observed in the Imagine-1 study to date, the observed dose-response in key biomarkers, and supporting preclinical safety data, the company intends to treat additional patients at a higher dose than has currently been evaluated. Additionally, the company is revising the study inclusion criteria to maximize the benefit-risk profile of PBGM01. Treating patients at the higher dose will provide important clinical data to determine dose selection and inform discussions with regulatory authorities on the confirmatory study design. Following regulatory review, the company expects to dose the first patient at the higher dose in the second half of 2023.

●	Expect to report initial safety and biomarker data from Cohort 1 patients in upliFT-D trial of PBFT02 for the treatment of patients with frontotemporal dementia (FTD) with granulin mutations (GRN) in the second half of 2023: upliFT-D is a global Phase 1/2, multi-center, open-label, dose-escalation study of PBFT02 administered by single injection into the cisterna magna in patients aged 35 to 75 years with early symptomatic FTD-GRN. Enrollment is ongoing at three sites globally.

Anticipated Upcoming Milestones

●	Present initial safety and biomarker data for Cohort 4 (early infantile, high dose) in Imagine-1 clinical trial for GM1 in mid-2023.
●	Dose first patient at higher dose in Imagine-1 clinical trial for GM1 in the second half of 2023.
●	Present initial safety and biomarker data for Cohort 1 in upliFT-D trial for FTD in the second half of 2023.

Fourth Quarter and Full-Year 2022 Financial Results

●	Cash Position: Cash, cash equivalents and marketable securities were $189.6 million as of December 31, 2022, as compared to $315.8 million as of December 31, 2021. The Company expects current cash, cash equivalents and marketable securities to fund operations into the first half of 2025.
●	Research and Development (R&D) Expenses: R&D expenses were $17.7 million for the quarter ended December 31, 2022, and $86.1 million for the year ended December 31, 2022, compared to $33.0 million and $117.7 million for the same quarter and year in 2021.
●	General and Administrative (G&A) Expenses: G&A expenses were $10.6 million for the quarter ended December 31, 2022, and $49.3 million for the year ended December 31, 2022, compared to $17.2 million and $60.1 million for the same quarter and year in 2021.
●	Net Loss: Net loss was $27.1 million, or a net loss of $0.50 per basic and diluted share, for the quarter and $136.1 million, or a net loss of $2.50 per basic and diluted share, for the year ended December 31, 2022, compared to $51.2 million, or a net loss of $0.95 per basic and diluted share, for the quarter and $185.4 million, or a net loss of $3.48 share, for the year ended December 31, 2021.

Conference Call Details
Passage Bio will host a conference call and webcast today at 8:30 a.m. ET. To access the live conference call and webcast, please register here. A live audio webcast of the event will be available on the Investors & News section of Passage Bio’s website at investors.passagebio.com. The archived webcast will be available on Passage Bio's website approximately two hours after the completion of the event and for 30 days following the call.

About PBGM01

PBGM01 is an AAV-delivery gene therapy currently being developed for the treatment of infantile GM1, in which patients have mutations in the GLB1 gene causing little or no residual β-Gal enzyme activity and subsequent neurodegeneration. PBGM01 utilizes a next-generation AAVhu68 capsid administered through the cisterna magna to deliver a functional GLB1 gene encoding β-Gal to the brain and peripheral tissues. By increasing β-Gal activity, PBGM01 has the potential to reduce accumulation of toxic GM1 gangliosides and reverse neuronal toxicity, thereby restoring developmental potential. In preclinical models, PBGM01 has demonstrated broad brain distribution and high levels of expression of the β-Gal enzyme in both the CNS and critical peripheral organs, suggesting potential treatment for both the CNS and peripheral manifestations of GM1.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical-stage genetic medicines company on a mission to provide life-transforming therapies for patients with CNS diseases with limited or no approved treatment options. Our portfolio spans pediatric and adult CNS indications, and we are currently advancing clinical programs in GM1 gangliosidosis and frontotemporal dementia and our preclinical pipeline, including programs in amyotrophic lateral sclerosis and Huntington’s disease. Based in Philadelphia, PA, our company has established a strategic collaboration and licensing agreement with the renowned University of Pennsylvania’s Gene Therapy Program to conduct our discovery and IND-enabling preclinical work. Through this collaboration, we have enhanced access to a broad portfolio of gene therapy candidates and future gene therapy innovations that we then pair with our deep clinical, regulatory, manufacturing and commercial expertise to rapidly advance our robust pipeline of optimized gene therapies. As we work with speed and tenacity, we are always mindful of patients who may be able to benefit from our therapies. More information is available at www.passagebio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including progress of clinical trials and the availability of clinical data from such trials; our expectations about our collaborators’ and partners’ ability to execute key initiatives; our expectations about manufacturing plans and strategies; our expectations about cash runway; and the ability of our lead product candidates to treat their respective target monogenic CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays or work stoppages; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

267.866.0114

shenderson@passagebio.com

Media:

Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
MikeBeyer@sambrown.com

Passage Bio, Inc.

Balance Sheets

	December 31,
(in thousands, except share data)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$34,601	$128,965
Marketable securities	155,009	186,808
Prepaid expenses and other current assets	926	1,726
Prepaid research and development	6,508	7,567
Total current assets	197,044	325,066
Property and equipment, net	22,515	23,806
Right of use assets - operating leases	19,723	-
Other assets	4,267	6,204
Total assets	$243,549	$355,076
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,065	$9,448
Accrued expenses and other current liabilities	11,011	20,050
Operating lease liabilities	3,275	-
Total current liabilities	18,351	29,498
Operating lease liabilities - noncurrent	23,832	-
Deferred rent	-	6,921
Total liabilities	42,183	36,419

Commitments and Contingencies

Stockholders’ equity:
Common stock, $0.0001 par value: 300,000,000 shares authorized; 54,614,690 shares issued and outstanding at December 31, 2022 and 54,244,996 shares issued and outstanding at December 31, 2021	5	5
Additional paid-in capital	694,733	675,346
Accumulated other comprehensive income (loss)	(966)	(413)
Accumulated deficit	(492,406)	(356,281)
Total stockholders’ equity	201,366	318,657
Total liabilities and stockholders’ equity	$243,549	$355,076

Passage Bio, Inc.

Statements of Operations and Comprehensive Loss

	Year Ended December 31,
(in thousands, except share and per share data)	2022	2021
Operating expenses:
Research and development	$86,053	$117,673
Acquired in-process research and development	3,000	8,000
General and administrative	49,341	60,056
Loss from operations	(138,394)	(185,729)
Interest income, net	2,269	343
Net loss	$(136,125)	$(185,386)
Per share information:
Net loss per share of common stock, basic and diluted	$(2.50)	$(3.48)
Weighted average common shares outstanding, basic and diluted	54,429,023	53,343,959
Comprehensive loss:
Net loss	$(136,125)	$(185,386)
Unrealized gain (loss) on marketable securities	(553)	(401)
Comprehensive loss	$(136,678)	$(185,787)